Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

PCTEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$140,095,905	0.0001476	$20,678.16
Fees Previously Paid	—		—
Total Transaction Valuation	$140,095,905
Total Fees Due for Filing			$20,678.16
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$20,678.16

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of October 13, 2023, by and among Amphenol Corporation, Hilltop Merger Sub, Inc. and PCTEL, Inc.

i.	Title of each class of securities to which the transaction applies: common stock, par value $0.001 per share (the “Common Stock”), of PCTEL, Inc.

ii.

Aggregate number of securities to which the transaction applies: As of the close of business on October 25, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 20,015,695, which consists of:

a.	19,353,641 issued and outstanding shares of Common Stock;

b.	29,201 shares of Common Stock were subject to issuance pursuant to outstanding RSUs;

c.	568,853 shares of Common Stock were subject to issuance pursuant to restricted stock awards;

d.

2,000 shares of Common Stock were subject to issuance pursuant to outstanding in-the-money Company options that have an exercise price per share of less than $7.00 (an “In-the-Money Company Stock Option”); and

e.	62,000 shares of Common Stock were estimated to be issuable pursuant to the Company Stock Purchase Plan after October 25, 2023 and prior to the Closing.

iii.

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on October 25, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 19,353,641 shares of Common Stock multiplied by the Merger Consideration of $7.00 per share;

b.	the product of 29,201 shares of Common Stock subject to outstanding RSUs multiplied by the Merger Consideration of $7.00 per share;

c.	the product of 568,853 shares of Common Stock were subject to issuance pursuant to restricted stock awards by the Merger Consideration of $7.00 per share;

d.

the product of 2,000 shares of Common Stock subject to issuance pursuant to outstanding In-the-Money Company Stock Options multiplied by $0.02 (which is the difference between the Merger Consideration of $7.00 per share and the current weighted average exercise price of such In-the-Money Options of $6.98 of per share); and

e.

the product of 62,000 shares of Common Stock estimated to be issuable pursuant to the Company Stock Purchase Plan after October 25, 2023 and prior to the Closing multiplied by the Merger Consideration of $7.00 per share (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001476.